Exhibit 5.2

[Letterhead of]

[CRAVATH, SWAINE & MOORE LLP]

[New York Office]

August 3, 2020

Occidental Petroleum Corporation
Up to 3,000 Warrants to Purchase Common Stock, Par Value $0.20

Ladies and Gentlemen:

We have acted as counsel for Occidental Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the offering and sale of up to 3,000 warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.20 (the “Shares”), pursuant to the Warrant Agreement, dated July 24, 2020, between the Company and Equiniti Trust Company, as Warrant Agent (the “Warrant Agreement”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Restated Certificate of Incorporation of the Company, as amended on May 5, 2006, May 1, 2009, May 2, 2014 and June 3, 2020; (b) the Amended and Restated By-laws of the Company, as adopted on March 25, 2020; (c) the resolutions adopted by the Board of Directors of the Company on May 5, 2019, July 11, 2019 and June 23, 2020; (d) the resolutions adopted by the Pricing Committee of the Board of Directors of the Company on June 26, 2020; (e) the resolutions adopted by the Compensation Committee on July 30, 2020; (f) the Warrant Agreement; and (g) the Registration Statement on Form S‑3 (Registration No. 333‑232928) filed with the Securities and Exchange Commission (the “Commission”) on July 31, 2019 (the “Registration Statement”), with respect to registration under the Securities Act of 1933 (the “Securities Act”) of an unlimited aggregate amount of various securities of the Company, to be issued from time to time by the Company.

In rendering this opinion, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that (i) the Warrants have been validly issued and constitute valid and binding obligations of the Company (subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally from time to time in effect and subject to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); and (ii) the Shares, when issued and delivered against payment therefor in accordance with the terms of the Warrant Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the enforceability of the provisions of the Warrant Agreement to the extent that such provisions constitute a waiver of illegality as a defense to performance of contract obligations or any other defense to performance which cannot, as a matter of law, be effectively waived.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Current Report on Form 8-K dated the date hereof and incorporated by reference into the Registration Statement.  We also consent to the reference to our firm under the caption “Validity of Securities” in the Prospectus Supplement, dated August 3, 2020.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP

Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, TX 77046

O